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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           UnumProvident Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                          UnumProvident Corporation

April 19, 2000

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

UnumProvident Stockholders:

  We cordially invite you to the Annual Meeting of Stockholders. It will be held at 10:00 a.m. on Friday, May 19, 2000 at the offices of the Company at 2211 Congress Street, Portland, Maine.

  The purpose of the meeting is to consider and vote upon the following matters:

  1. The election of four directors for terms expiring in 2003;

  2. The transaction of any other business that may properly come before the meeting.

  The Board of Directors recommends that you vote in favor of Item 1, which is described in the attached Proxy Statement.

  You can vote by proxy any one of three ways: mail, telephone or Internet. You can also vote in person at the meeting. Detailed proxy voting instructions are provided both in the proxy statement and on the enclosed proxy card. Even if you plan to attend the meeting, we encourage you to vote promptly by proxy using one of the three ways provided.

  For those of our stockholders, including our many employee-owners, who will be unable to attend the Annual Meeting in Portland, we will hold an informational meeting in the Atrium of the West Building at 1 Fountain Square, Chattanooga, Tennessee, on Monday, May 22, 2000 beginning at 10:00 a.m. Although voting in person or by proxy will have concluded at the Annual Meeting on May 19, the informational meeting will provide management and shareholders the opportunity to discuss 1999 and the Company's business strategy.

                                          Sincerely,

                                          /s/ J. Harold Chandler
                                          -----------------------
                                          J. Harold Chandler
                                          Chairman, President and
                                          Chief Executive Officer

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Susan N. Roth
------------------
Susan N. Roth, Corporate Secretary

                                PROXY STATEMENT

  On June 30, 1999, Unum Corporation ("UNUM") merged into Provident Companies, Inc. ("Provident") and the name of the merged corporation was changed to UnumProvident Corporation. Provident had previously reorganized in a share exchange with its predecessor, Provident Life and Accident Insurance Company of America ("America") on December 29, 1995.

  This statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of UnumProvident Corporation (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on May 19, 2000, and any adjournment thereof. Stockholders will be asked to vote upon: ITEM 1. Election of Directors. The 1999 Annual Report to Stockholders, including audited financial statements of the Company for the fiscal year ended December 31, 1999, and the proxy card enclosed with this Proxy Statement are being mailed to stockholders on or about April 19, 2000.

  Shares eligible to be voted and for which a proxy card is properly signed and returned prior to the beginning of the Meeting will be voted as directed. If directions are not given or directions are not in accordance with the options listed on a signed and returned proxy card, such shares will be voted FOR each proposition for which the Board of Directors recommends a vote FOR. Unsigned or unreturned proxies, including those not returned by banks, brokers, or other record holders, will not be counted for quorum or voting purposes. You may revoke your proxy at any time prior to the exercise of authority granted in the proxy by giving written notice of revocation to the Corporate Secretary, by submitting a subsequent validly executed proxy, or by voting in person. If you attend the Meeting and intend to vote in person, please notify the tellers prior to the beginning of the meeting of your intent.

  As of March 20, 2000, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding 240,583,007 shares of common stock of the Company. Each share of common stock entitles the holder to one vote. The common stock has a par value of $0.10 per share and is the only outstanding class of equity securities of the Company entitled to vote at this meeting.

  The Company will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by mail and may also be solicited personally or by telephone by directors, officers and employees of the Company. The Company has also retained the services of Corporate Investor Communication, Inc. ("CIC"), a proxy soliciting firm, for the purpose of assisting the Company in the solicitation of proxies for the Meeting. The Company's arrangements with CIC provide that CIC will (1) assist in distributing proxy materials and collecting proxies held by holders of the Company's common stock, (2) telephone stockholders as the Company may determine and (3) advise the Company regarding additional soliciting material, if any, that may be used. The Company estimates the fees of CIC for these services, not counting expenses of distributing proxy materials which the Company will pay, will be approximately $7,500. The Company will make appropriate arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to facilitate solicitation of proxies from their principals.

  You may vote by submitting your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy by calling 1-877-PRXVOTE (1-877-779-8683), or from outside the U.S. call direct (201) 536-8073, or through the internet at http://www.eproxyvote.com/unm in accordance with the instructions on the proxy card.

                             ELECTION OF DIRECTORS
                          (Item 1 on the Proxy Card)

  The Board of Directors is divided into three classes. Generally, at each annual meeting, one Class of directors, or approximately one-third of the total number of directors, will be elected and the term of that Class is three years. As a result of the merger of UNUM Corporation with Provident Companies, Inc. which was approved by the stockholders and became effective on June 30, 1999 (the "Merger"), there were five Class I directors, five Class II directors, and five Class III directors, designated to serve terms expiring in 2000, 2001, and 2002 respectively. The term of the Class I directors expires with this Meeting. One Class I director, James F. Orr, III, retired from the Board on November 1, 1999. His position was eliminated and the number of directors was reduced to fourteen by action of the Board in accordance with the Bylaws of the Company. Steven S Reinemund, a Class II director whose term expires in 2001, has advised the Board that due to the demands of his position as Chief Operating Officer of PepsiCo, he will resign from the Board effective at the Meeting on May 19, 2000.

  The Board of Directors proposes the election of William L. Armstrong, A.S. "Pat" MacMillan, George J. Mitchell and Cynthia A. Montgomery as Class I directors, to hold office for a term of three years expiring at the close of the Annual Meeting of Stockholders to be held in 2003 and until their successors are elected and qualified. Each nominee is currently serving as a member of the Board of Directors of the Company.

  If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board of Directors recommends, if any. The Board of Directors has no reason to believe that any of the named nominees is not available or would be unable to serve if elected.

  Set forth below is information about each nominee and continuing director, including age, position(s) held with the Company, principal occupation, business history for at least five years and other directorships held. The terms of office for each of the remaining directors continue until the close of the Annual Meeting of Stockholders in the year shown along with each director's name.

                                     Director                            Term
Name                             Age  Since        Position(s) Held     Expires
----                             --- --------  ------------------------ -------
J. Harold Chandler..............  50   1993(1) Chairman, President, &    2002
                                                Chief Executive Officer
William L. Armstrong............  63   1991(1) Director                  2000
Ronald E. Goldsberry............  57   1999(2) Director                  2001
Hugh O. Maclellan, Jr...........  60   1975(1) Director                  2001
A.S. (Pat) MacMillan............  56   1995(1) Director                  2000
George J. Mitchell..............  66   1999(2) Director                  2000
Cynthia A. Montgomery...........  47   1999(2) Director                  2000
James L. Moody, Jr..............  68   1999(2) Director                  2002
C. William Pollard..............  61   1992(1) Director                  2001
Lawrence R. Pugh................  67   1999(2) Director                  2002
Lois Dickson Rice...............  67   1999(2) Director                  2002
John W. Rowe....................  54   1999(2) Director                  2001
Burton E. Sorensen..............  70   1985(1) Director                  2002

--------
(1) Year became a director of the Company's predecessor America. Each became a director of the Company on December 29, 1995, the effective date of the share exchange between the Company and America.
(2) Became a director of the Company upon Merger of the Company and UNUM Corporation on June 30, 1999. Served on the Unum Corporation Board from year indicated: Goldsberry--1993, Mitchell--1995, Montgomery--1990, Moody--1988, Pugh--1988, Rice--1993 and Rowe--1988.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2003

William L. Armstrong

  From 1979-1991, Senator Armstrong served in the United States Senate representing Colorado. He has been Chairman of Cherry Creek Mortgage Company, Inc. since 1991, Chairman of El Paso Mortgage Company since 1993, Chairman of Centennial State Mortgage Company, Frontier Real Estate, Inc. and Frontier Title, LLC since 1994, and Chairman of Transland Financial Services, Inc. since 1996. He is also a director of Storage Technology Corporation, the Denver-based Oppenheimer funds and Helmerich and Payne, Inc.

A.S. (Pat) MacMillan

  Mr. MacMillan has served as the Chief Executive Officer of Team Resources, Inc., since 1980. The company specializes in the areas of team and organizational design and development, including management consulting, management training, and organizational audits and surveys. He is also a trustee of The Maclellan Foundation.

George J. Mitchell

  George J. Mitchell associated with the firm of Verner, Liipfert, Bernhard, McPherson & Hand, Washington, D.C. as special counsel in January 1995 and associated with the firm of Preti, Flaherty, Beliveau & Pachios, Portland, Maine as senior counsel in April 1997. At the request of the British and Irish Governments, he has served as chairman of the peace negotiations in Northern Ireland from 1996 to 1998. Previously Senator Mitchell served as a United States Senator from Maine from 1980 to 1995, during which time he served as Senate Majority Leader from 1989-1995. Senator Mitchell also serves as a director or trustee of Federal Express Corporation, Starwood Hotels and Resorts, The Walt Disney Company, Xerox Corporation, Unilever, Staples, Inc. and Casella Waste Systems, Inc.

Cynthia A. Montgomery

  Cynthia A. Montgomery is a professor of competition and strategy at Harvard University Graduate School of Business Administration, a post she has held since 1989. She was named Timken Professor of Business Administration in June 1998. Professor Montgomery also serves as director of Newell Rubbermaid and certain Merrill Lynch mutual funds.

                             CONTINUING DIRECTORS

J. Harold Chandler

  Mr. Chandler became Chairman of the Company April 28, 1996, and President and Chief Executive Officer and a Director of the Company's predecessor, America, and its principal subsidiaries effective November 8, 1993. Immediately prior to his employment, he served as President of NationsBank Mid-Atlantic Banking Group which includes the NationsBank and Maryland National Corporation entities in the District of Columbia, Maryland, and northern Virginia (now part of Bank of America). He formerly served as President of Citizens and Southern National Bank of South Carolina, a predecessor company of NationsBank. He is a director of AmSouth Bancorporation, and Herman Miller, Inc.

Ronald E. Goldsberry

  Dr. Goldsberry has served as Chief Executive Officer and Chairman of Carstation.com since November 1999. He served as Global Vice President and General Manager of Global Ford Customer Service Operations at Ford Motor Company from January 1997 to November 1999. Prior to that time, Dr. Goldsberry served as General Manager of the Customer Service Division of Ford Motor Company from February 1994 to December 1996 and General Sales and Marketing Manager for the Parts and Service Division from October 1991 to February 1994. He is also Chairman of UNC Ventures, Inc., a venture capital firm.

Hugh O. Maclellan, Jr.

  Mr. Maclellan, Jr. is President of The Maclellan Foundation and a director of SunTrust Bank, Chattanooga, N.A., and Covenant Transport.

James L. Moody, Jr.

  James L. Moody, Jr. retired as Chairman of Hannaford Bros. Co.
("Hannaford"), a Maine-based food retailing company, in May 1997, a post he had held since 1984. Mr. Moody joined Hannaford in 1959. He is also a director of Empire Company Limited, IDEXX Laboratories, Inc., Staples, Inc. and several funds of the Liberty Colonial Group of mutual funds.

C. William Pollard

  Mr. Pollard has served as Chairman of the Board of Directors of The ServiceMaster Company since January 1994 and reassumed the position of Chief Executive Officer in October 1999. From June 1990 to December 1993, he served as Chairman and Chief Executive Officer of The ServiceMaster Company. ServiceMaster provides professional cleaning, termite and pest control, maid service, lawn care, and appliance and other home equipment and maintenance, as well as management of plant operations, laundry and linen, clinical equipment maintenance, and food service for health care, educational and industrial facilities. He is also a director of Herman Miller, Inc.

Lawrence R. Pugh

  Mr. Pugh retired as Chairman of VF Corporation, an apparel company in Pennsylvania in October, 1998, a post he had held since 1983. Additionally, Mr. Pugh served as Chief Executive Officer from 1983 to 1995.

Lois Dickson Rice

  Ms. Rice is a guest scholar at The Brookings Institution, a post she has held since October 1991. She is a member of the President's Foreign Intelligence Board (PFIAB), a director of the Center for Naval Analysis and a trustee of the Public Agenda Foundation Reading is Fundamental and is co-chair of Management Leadership for Tomorrow. Ms. Rice serves as director of the IHSB Group, Inc., International Multifoods Corporation and the McGraw-Hill Companies.

John W. Rowe

  Mr. Rowe is Chairman, President and Chief Executive Officer of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, a post he assumed in March 1998. Previously, Mr. Rowe was President and Chief Executive Officer of New England Electric System from 1989 to February 1998. Mr. Rowe is also a director of Fleet Boston Corporation and Wisconsin Central Transportation.

Burton E. Sorensen

  From December 1984 until December 1995, Mr. Sorensen served as Chairman and Chief Executive Officer of Lord Securities Corp., an investment banking firm. Prior to that time, Mr. Sorensen was a General Partner of Goldman, Sachs & Co., investment bankers. He is a director of The ServiceMaster Company.

                       BOARD OF DIRECTORS AND COMMITTEES

  During 1999, there were ten meetings of the Board of Directors. No director attended fewer than 75% of the aggregate of (a) total number of meetings of the Board of Directors (held during the period for which each was a director) and (b) the total number of meetings held by all committees of the board on which a director served (during the periods that such director served), with the exception of Mr. Reinemund.

  In 1999, the Board of Directors of the Company had five standing committees:
Audit, Compensation, Executive, Finance and Nominating. Following the Merger with UNUM, the Company established the Governance Committee and eliminated the Nominating Committee. In addition to the duties described below, each committee may be assigned additional duties by the Board of Directors from time to time and each is charged with reporting its activities to the Board of Directors. Membership of the Committees is given as of December 31, 1999.

Audit Committee

  Members were John W. Rowe (Chairman), William L. Armstrong, George J. Mitchell, James L. Moody, Jr., C. William Pollard and Steve S Reinemund. The committee met seven times in 1999. The committee's duties included recommending independent public accountants for selection by the Board of Directors and reviewing and approving the audit plans of the independent public accountants and the Company's Internal Audit Department. The committee monitors the internal and external auditors, including their work with regard to financial audits, systems security oversight, fraud detection, and internal financial and accounting controls. The committee also monitored progress on the Company's Year 2000 project.

Compensation Committee

  Members were C. William Pollard (Chairman), Ronald E. Goldsberry, A.S. MacMillan, Cynthia A. Montgomery, Lawrence R. Pugh, and Steven S Reinemund. The committee met five times during 1999. The committee is responsible for oversight with regard to the compensation and benefit strategies of the Company. This responsibility includes monitoring development, adoption and implementation of compensation and incentive programs, as well as compensation philosophy, compensation for the Chief Executive Officer, reviewing and approving recommendations for long term and annual incentive awards for senior management, reviewing and approving employment agreements, change in control agreements, severance agreements or plans, or similar agreements for officers. The committee's duties also include reviewing and approving new incentive or performance plans for officers, equity based incentive plans for officers and employers and approval of new benefit plans or material changes to existing benefit plans that are material to the Company.

Executive Committee

  Members were J. Harold Chandler (Chairman), Burton E. Sorensen, James L. Moody, Jr., C. William Pollard and John W. Rowe. The committee met one time during 1999. Prior to the merger, the duties of the committee included review of strategic plans, issues and direction, and of the operating results of the Company. The committee might also review significant financial issues including dividend policy, mergers, acquisitions and divestitures and report to the Board of Directors. After June 30, 1999, the Executive Committee was given responsibility for recommending nominees to the Board and to serve on committees of the Board. These responsibilities currently reside with the full Board but are expected to be delegated to the Governance Committee in 2000. Subject to certain procedural guidelines, the Executive Committee is authorized to act between meetings of the Board.

Finance Committee

  Members were Burton E. Sorensen (Chairman), William L. Armstrong, Ronald E. Goldsberry, Hugh O. Maclellan, Jr., Cynthia A. Montgomery, Lois D. Rice, and John W. Rowe. The committee met four times during 1999. The committee develops and monitors appropriate policy and strategies to guide and govern the lending and investment of funds held by the Company. In accordance with state insurance statutes, the committee has established and oversees an Investment Subcommittee to carry out the daily activities required to authorize and oversee the loans and investments of its insurance subsidiaries.

Governance Committee

  Members were James L. Moody, Jr. (Chairman), Hugh O. Maclellan, Jr., A.S. MacMillan, George J. Mitchell, Lawrence R. Pugh, Lois D. Rice, and Burton E. Sorensen. The committee met two times during 1999. The committee is generally responsible for recommending guidelines for corporate governance, recommending committee composition, developing qualifications for Board members and conducting periodic evaluations of the Board and the contributions of individual Board members. Although recommendation of candidates for the Board was the responsibility of the Nominating Committee until June 30, 1999, the Executive Committee until December 17, 1999, and the full Board after that date, the Company expects that this function will be delegated to the Governance Committee in 2000.

Compensation of Directors

  The Company pays its non-employee directors an annual retainer of $80,000. The annual retainer is paid in the form of stock options or deferred share rights, as elected by each director in accordance with the terms of the Company's Non-Employee Director Compensation Plan. Any amount not elected to be received in the form of options or deferred share rights is paid to the directors in cash. No fees are typically paid for attendance at meetings, although if the number of meetings is high in a given year, an attendance fee of $1,000 may be paid for meetings in excess of the regularly scheduled meetings. In 1999, due to the Merger with UNUM, the directors of the Company who were Company directors prior to the Merger received a $1,000 attendance fee for special meetings of the Board and Committees following the Merger due to the high number of meetings. The directors of the Company who were former UNUM directors continued to be paid under the UNUM director compensation plan following the merger until December 31, 1999. Under this plan, the former UNUM directors received (i) quarterly retainers of $6,875 for the third and fourth quarters of 1999, (ii) additional quarterly retainers of $1,000 for committee chairpersons, (iii) an attendance fee of $1,000 for each Board and committee meeting attended, and (iv) 2,333 options for the period from May through December 1999 as a proportional grant of the normal annual 4,000 options. The former UNUM directors could defer their compensation pursuant to a Nonqualified Deferred Compensation Plan, including an opportunity to invest in phantom common stock of the Company.

  As of January 1, 2000, all directors of the Company, including the former UNUM Directors are compensated under the Company's Non-Employee Director Compensation Plan. Employees of the Company are not compensated for their services as directors of the Company or any of its direct or indirect subsidiaries.

  In 1998, directors of the Company participating in the director retirement program were required to convert their accrued account balance on a net present value basis to either stock options or deferred share rights issued under the Non-Employee Director Compensation Plan. Upon leaving the Board, the directors who were formerly directors of UNUM will be entitled to receive an annual consulting fee fixed at $27,500 for the number of full years each director had served as of May 31, 1997, under a former UNUM plan.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company, all of whom are also executive officers of certain principal subsidiaries, were elected to serve for one year or until their successors are chosen and qualified.

Name                     Age                           Position
----                     ---                           --------
J. Harold Chandler......  50 Chairman, President, Chief Executive Officer and Director
Thomas R. Watjen........  45 Executive Vice President--Finance and Risk Management
Elaine D. Rosen.........  47 Executive Vice President--Customer Development
F. Dean Copeland........  61 Executive Vice President--Legal and Administrative Affairs
                              and General Counsel
Peter Madeja............  41 President and Chief Executive Officer of GENEX Services, Inc.

  Mr. Chandler originally became Chairman of the Company on April 28, 1996, and President and Chief Executive Officer of the Company's predecessor, America, effective November 8, 1993. On June 30, 1999, in connection with the Merger with UNUM, he became President and Chief Operating Officer of the Company, relinquishing the offices of Chairman and CEO. He reassumed the offices of Chairman and CEO of the Company on November 1, 1999 following the retirement of James F. Orr, III.

  Mr. Watjen became Executive Vice President-Finance of the Company on June 30, 1999 and assumed the additional Risk Management responsibilities on November 1, 1999. Prior to the Merger with UNUM, he was Vice Chairman and Chief Financial Officer of the Company, positions he assumed on March 26, 1997. He became Executive Vice President and Chief Financial Officer on July 1, 1994. Prior to joining the Company, he served as a Managing Director of the insurance practice of the investment banking firm, Morgan Stanley & Co., which he joined in 1987.

  Ms. Rosen became Executive Vice President-Customer Development of the Company on November 1, 1999. As of June 30, 1999 she became Executive Vice President-Products and Risk Management. Prior to that time she had served as Executive Vice President of UNUM Corporation since May 1998 and President of UNUM Life Insurance Company of America ("UNUM America") since January 1997. Previously she served as Executive Vice President of UNUM America from May 1995 to December 1996.

  Mr. Copeland became Executive Vice President-Legal and Administrative Affairs on June 30, 1999 and General Counsel of the Company on May 12, 1997. Prior to joining the Company in May 1997, he was a partner since 1972 in the law firm of Alston & Bird, where he concentrated primarily on matters related to consolidation within the financial services industry.

  Mr. Madeja became Senior Vice President of the Company following the Merger with UNUM on June 30, 1999. Prior to that time he had served as Executive Vice President of the Company since May 7, 1997. He became Senior Vice President of the Company in February 1997 when the Company acquired Genex Services, Inc. He continues to serve as President and Chief Executive Officer of GENEX Services, Inc. which he joined in 1982.

Compliance With Section 16(a)

  Under Section 16(a) of the Exchange Act, the Company's directors, officers, and 10% beneficial holders of common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in common stock. Based solely upon information provided to the Company by each such person, the Company believes that each of its directors and officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year.

                 REPORT OF THE BOARD COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for establishing and administering the Company's executive compensation programs. This report addresses the Company's compensation policies and practices, and the Compensation Committee's decisions regarding 1999 compensation as they affected the Chief Executive Officers and the four other most highly paid executive officers of the Company at year end 1999 and two other individuals, Robert O. Best and Robert W. Crispin, who would have been among the four most highly compensated executive officers but for the fact they were not serving as executive officers at year end. These individuals are collectively referred to as the "named executive officers". These policies and practices also generally affect the compensation of the Company's other officers and high level executives.

Compensation Philosophy

  The Company merged with UNUM Corporation on June 30, 1999. As a result of the Merger, the Company reviewed the prior compensation policies and practices of both corporations and worked to maintain and develop compensation practices and policies that recognized important principles from prior years, while taking into account the needs of the new organization going forward. The Committee establishes compensation, including executive compensation, according to the following principles of the Company's compensation philosophy:

  . Emphasize a performance culture by providing all employees with competitive base pay and incentive opportunities. Annual incentive opportunities, for those eligible, will be based on achievement of Company and individual performance targets, while long term incentives will be equity-based and will therefore be dependent on Company performance.

  . Consider roles, skills, abilities and performance expectations on an individual level so that total pay levels will reflect both the competitive market and individual performance.

  . Reinforce an ownership culture in the Company, and accomplish this by making equity-based compensation vehicles available to employees at all levels in the organization, and requiring executives to achieve specified ownership levels.

Stock Ownership Requirement

  Alignment of the interests of executives with the Company's shareholders is a foundation of the Company's executive compensation programs. Executive officers are expected to own an amount of the Company's stock currently expressed as a multiple of the executive's salary depending on the officer's level. This stock ownership requirement can be met with shares beneficially owned by the executive through the purchase of shares, including purchases through the Employee Stock Purchase Plan, the exercise of stock options, shares allocated to the executive through the Company's 401K retirement plan, phantom shares or restricted stock issued under the Performance Shares Subplan, constituting a part of the Management Incentive Compensation Plan of 1994, and restricted stock awards. Unexercised stock options do not apply toward the ownership requirement.

Peer Group

  For purposes of benchmarking compensation for executive officers, the Committee has developed, with the assistance of a compensation consultant, a peer group comprised of a mix of insurance and financial services companies. The following methodology was used to develop the peer group.

  . The companies formerly included in the peer groups used by UNUM and Provident were analyzed to determine their continuing suitability. A number of companies were removed because they had been involved in transactions that made them too large (in terms of market capitalization, revenue or asset size) to be considered suitable comparators.

  . A limited number of diversified financial services companies were added to the peer group based on market capitalization, asset size and revenue, with emphasis on market capitalization.

  . Information on performance was gathered for the companies included in the peer group. The performance indicators analyzed included: total return to shareholders for a five year period, return on equity for the most recent one year period and increase in market capitalization over a three year period.

  The peer group is reviewed periodically with the Compensation Committee. The companies in the peer group include those that the Company has determined are its primary competitors for key executives. This is a different group of companies than is included in the "Insurance Index" used for "Comparison of Five Year Cumulative Total Return", as set forth on page 20.

Overview

  Compensation for executive officers for 1999 consisted of the following components: (1) an annual base salary which was adjusted in connection with the Merger; (2) a bonus targeted under the Company's Management Incentive Compensation Plan under which bonus amounts were determined by the extent to which actual performance of the Company achieved thresholds and targets with respect to goals established and approved by the Compensation Committee and individual performance; (3) non-qualified stock options granted under the Stock Plan of 1999; and (4) an award in recognition of the completion of the Merger under the Executive Deferral Plan which was adopted by the Board in June 1999. Certain of the executive officers also received compensation under employment agreements entered into with the Company effective at the time of the Merger, or employment agreements between the executives and UNUM, the obligations of which the Company assumed at the time of the Merger.

Base Salary

  Under the guidelines approved by the committee in November 1999, base salaries for executive officers generally are established based on 50th percentile market data. These salaries were reflected in new employment agreements entered into in connection with the Merger with each of the named executive officers except Mr. Broatch and Mr. Best.

Annual Incentive Compensation

  Annual incentive target opportunity is generally established above the 60th percentile based on market data.

  Based on 1999 results of the Company, there were no annual incentive awards to executive officers for 1999. In general, annual incentive awards for all officers are based on performance measures included in the Amended and Restated Management Incentive Compensation Plan of 1994, which includes the Corporate Performance Subplan and the Individual Performance Subplan.

  The Corporate Performance Subplan is based solely on the achievement of objective corporate performance goals. In the first quarter of each plan year, the Compensation Committee establishes performance goals based on one or more corporate performance criteria, and establishes target awards based on the achievement of these goals. Target awards are set as a percentage of base salary. The three performance measures for 1999 were sales, return on equity and relative stock performance.

  The Individual Performance Subplan is based on an individual's contribution to the business of the Company, as determined by the Compensation Committee. This contribution may be assessed on non-objective as well as objective measures. No payment may be made under either component of the Management Incentive Compensation Plan if earnings thresholds established by the Compensation Committee in the first quarter of the plan year are not achieved. In 1999, these thresholds were not met.

Long-Term Incentive Compensation

 Stock Plan of 1999

  The Stock Plan of 1999 permits the grant to executive officers, employees, producers, and directors of the Company of stock options, restricted stock, stock appreciation rights, and dividend equivalent awards.

  Generally, the Company makes annual stock option grants in the first quarter of the year to employees at the officer level. The Committee establishes the terms and conditions of the options at the time of grant. Following the Merger, a number of employees at the Senior Vice President level received additional option grants in recognition of their efforts in connection with the Merger and to assure post-merger transition.

  For grants in 1999 following the Merger the options were for terms of ten years and, except for options granted to Messrs. Chandler, Orr, Watjen, and Copeland and Ms. Rosen, were subject to a vesting schedule under which 1/3 of the options become exercisable on each anniversary of the grant date. For grants in 1999 prior to the Merger, options vested two years from the grant date. All options were granted with an exercise price equal to the fair market value of the underlying shares of common stock on the date of the grant. Although no regular annual grant of stock options was made to the named executive officers in 1999 prior to the Merger, Messrs. Watjen and Copeland and Ms. Rosen, received option grants that vest ratably over a four year period and were issued at an exercise price of $55.1799. The total number of options granted under the Stock Plan of 1999, to executive officers, employees and producers was 1,840,802. Stock options were granted to Mr. Chandler and Mr. Orr as discussed in Chief Executive Officer Compensation below.

Special Merger Awards

  Messrs. Chandler, Watjen and Copeland received awards of $5,000,000; $1,500,000; and $750,000 respectively in recognition of their efforts in completing the merger. These awards were made by the Provident Board of Directors on June 30, 1999, prior to the effectiveness of the Merger, under the Executive Deferral Plan, and were consistent with Provident's past practice of granting awards for completion of major transactions. Historically, Provident made transaction awards in the form of equity. Both the Committee and the executive officers would have preferred to have had these awards made in the form of equity. However, the Company's accountants advised that cash awards would be consistent with meeting pooling of interests criteria. Messrs. Orr, Broatch and Crispin and Ms. Rosen also received awards from UNUM in recognition of their efforts in connection with the Merger immediately prior to the completion of the Merger.

  The Executive Deferral Plan is a non-qualified, unfunded plan of deferred compensation for a select group of management or highly compensated individuals. Under the plan, payment of portions of awards designated by the Committee are automatically deferred 50% for a period of three years and 50% for a period of four years. The plan also permits voluntary deferral of compensation designated by the Committee. The plan contains provisions which allow the Compensation Committee to permit withdrawals from the deferred account under certain conditions. Vesting occurs at the end of the deferral period, upon a change in control, death, disability, involuntary termination, or other termination with Committee approval.

                               CEO Compensation

  Compensation of the Chief Executive Officer follows the compensation philosophy for executive compensation described above. In 1999, Mr. Chandler served as Chief Executive Officer of the Company until June 30, 1999 and reassumed the position on November 1, 1999. Mr. Orr became Chief Executive Officer on June 30, 1999 and retired on November 1, 1999. The components of executive compensation for the post-merger period were established in employment agreements with Messrs. Orr and Chandler, entered into when the Merger agreement was signed and became effective at the time of the Merger.

Base Salary

  Prior to the Merger, Mr. Chandler's base salary was $800,000. Pursuant to the employment agreement, his annual base salary following the Merger was $900,000.

Annual Incentive Compensation

  Under the terms of the employment agreement, Mr. Chandler is eligible to receive an annual bonus with a target level not less than 100% of his annual base salary. There was no payment of an annual bonus for 1999 to Mr. Chandler, because as discussed above, target thresholds under the Management Incentive Compensation Plan were not achieved.

Long Term Incentive Compensation

  Under the terms of the employment agreement, on June 30, 1999, Mr. Chandler was granted options to purchase 500,000 shares of the Company's common stock pursuant to the terms of the Stock Plan of 1999. The options have an exercise price of $55.1799 and vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

Special Merger Award

  As discussed above, Mr. Chandler received a bonus of $5,000,000 in recognition of the successful completion of the Merger.

Mr. Orr's Compensation

  The employment agreement with Mr. Orr provided for an annual base salary of $900,000, a target annual bonus of not less than 100% of annual base salary, and an incentive award of 500,000 stock options and 250,000 shares of restricted stock. The employment agreement also included provisions for payments to Mr. Orr if his employment terminated without cause or for good reason as described in the agreement. The employment agreement initially contemplated that Mr. Orr would serve as Chief Executive Officer until June 30, 2001 and Chairman of the Board until June 30, 2005. The agreement was amended to shorten the period to June 30, 2000. In October 1999, the Company and Mr. Orr agreed that he would retire from all positions effective November 1, 1999 and entered into an agreement which provided that Mr. Orr would receive payment of $9,000,000 spread over a period from April 2000 to April 2001, payment of retirement benefits primarily in March 2000 totaling $11,444,786 (a substantial portion of which represented vested benefits for years of service with UNUM), continuation of medical benefits with a premium cap of $1,000,000 and that the stock options granted on June 30, 1999 at $55.1799 per share would remain exercisable for the balance of their ten year term. The restricted stock granted under the employment agreement was forfeited, and all other obligations under the original employment agreement terminated.

Million Dollar Deduction Limitation (IRC Section 162(m))

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to deduct compensation in excess of $1,000,000 paid during a tax year to the Chief Executive Officer and the four other highest paid executive officers at year end. Certain performance-based compensation is not subject to such deduction limit. Annual bonuses under the Corporate Performance Subplan of the Management Incentive Compensation Plan are designed to meet the criteria of "performance-based" compensation that is fully deductible under Code Section 162(m), as are awards of stock options under the Company's Stock Plan of 1999. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists solely of independent members of the Board of Directors. There are no interlocking arrangements involving service by any executive officer on the Compensation Committee of another entity and an executive officer of such other entity serving on the Company's Compensation Committee.

C. William Pollard, Chairman
Ronald E. Goldsberry
A.S. MacMillan
Cynthia A. Montgomery
Lawrence R. Pugh
Steven S Reinemund

                              COMPENSATION TABLES

The following table summarizes the compensation of persons serving as Chief Executive Officer and the four other most highly compensated executive officers at year end 1999, plus two officers whose compensation would have been reported if they were serving as executive officers at the end of the year, for the years 1997, 1998 and 1999;

                    Annual Compensation                                    Long Term Compensation
--------------------------------------------------------------- ------------------------------------------------
                                                                        Awards                    Payouts
                                                                -------------------------   --------------------
                                                                 Restricted    Securities    LTIP
                              Salary    Bonus      Other Annual Stock Awards   Underlying   Payouts  All Other
    Name & Position      Year   ($)      ($)       Compensation    ($)(3)      Options(#)      $    Compensation
    ---------------      ---- ------- ---------    ------------ ------------   ----------   ------- ------------
J. Harold Chandler ..... 1999 850,000 5,000,000(2)       0               0      500,000         0         3,648(5)
 Chairman, President     1998 828,846   960,000          0         368,571            0                   2,917
 and Chief Executive
  Officer                1997 736,539   922,500          0       4,590,670      876,000(4)                1,615
James F. Orr, III(1).... 1999 303,461         0          0                (6)   500,000         0    21,203,894(7)
 Chief Executive Officer
Thomas R. Watjen........ 1999 500,000 1,500,000(2)                       0      170,000                   3,648(5)
 Executive Vice
  President--            1998 519,231   550,000          0         129,576(4)         0                   2,400
 Finance and Risk
  Management             1997 461,539   500,000          0       1,559,152(4)   365,000                       0
Elaine D. Rosen(1)...... 1999 250,000         0          0               0      170,000         0           400(8)
 Executive Vice
  President--Customer
  Development
F. Dean Copeland........ 1999 324,039   750,000(2)       0               0      110,000         0         3,472(5)
 Executive Vice
  President--Legal       1998 272,116   300,000                     63,348                                2,063
 and Administrative, and
 General                 1997 153,846   151,875                     55,938      146,000(4)                    0
 Counsel
Robert E. Broatch(1).... 1999 180,000         0          0               0            0         0         3,991(8)
 Senior Vice President                        0
 and Chief Financial
  Officer(9)
Robert W. Crispin(1).... 1999 235,513         0          0               0      160,000         0     3,564,273(10)
 Executive Vice
 President--Distribution
Robert O. Best(11)...... 1999 266,154    25,000          0               0       10,000         0         3,648
                         1998 259,616   187,875                     18,141            0         0         3,160
                         1997 230,962   150,000                     80,045      109,500(4)      0         2,375

--------
 (1) For those executive officers who were formerly executive officers of UNUM Corporation, information in the table is only given for that portion of 1999 following the Merger. The compensation received by these officers from UNUM in 1999 prior to the Merger was as follows:

     Mr. Orr:     $  430,000 Salary
                  $1,006,201 Bonus (Annual Incentive Plan payment for 1998
                             performance)
                  $  600,000 Bonus (Special Merger Award)
                  $   20,000 All other compensation

     Ms. Rosen:   $  225,000 Salary
                  $  265,000 Bonus (Annual Incentive Plan payment for 1998
                             performance)
                  $  300,000 Bonus (Special Merger Award)
                  $   19,600 All other compensation

     Mr. Broatch: $  180,000 Salary
                  $  235,223 Bonus (Annual Incentive Plan payment for 1998
                             performance)
                  $  360,000 Bonus (Special Merger Award)
                  $   16,009 All other compensation
                  $   28,400 Stock options

     Mr. Crispin: $  275,000 Salary
                  $  426,937 Bonus (Annual Incentive Plan payment for 1998
                             performance)
                  $  300,000 Bonus (Special Merger Award)
                  $   20,000 All other Compensation

 (2) Special bonus awarded in connection with the successful completion of the Merger award under Executive Deferral Plan. See "Special Merger Awards" above.
 (3) As of June 30, 1999, in accordance with the terms of the plans under which granted, all shares of restricted stock of the Company owned by the named executive officers vested as a result of the Merger. Since each of the named executive officers was prohibited from selling the stock by virtue of being an "affiliate" under the pooling of interests accounting rules, the restricted stock was deemed to vest on November 2, 1999, the first date the pooling restrictions on sale of the stock were lifted. On November 2, 1999, the respective aggregate shares of restricted stock was deemed to have the following values:

     Mr. Chandler, 109,500 shares valued at $3,565,594;
     Mr. Watjen, 36,500 shares valued at $1,188,531;
     Mr. Best, 1,460 shares valued at $47,541.

     All numbers of shares reflect the .73 reverse stock split effected in connection with the Merger.

 (4) Number of options reflect 2 for 1 stock split on September 30, 1997, which was in the form of a 100% stock dividend, and the .73 reverse stock split effected in connection with the Merger.

 (5) The amounts reported for Messrs. Chandler, Watjen, Copeland and Best include the Company's match of their respective contributions to the Money Maker, a long-term 401(k) retirement plan, along with a supplemental match of $1,248, $1,248, $1,073 and $1,248 respectively, based on the Company's performance in 1998.

 (6) Mr. Orr was granted 250,000 shares of restricted stock at the effective time of the Merger under his employment agreement. Upon his retirement in November 1999, the restricted stock was forfeited.

 (7) In connection with Mr. Orr's retirement November 1, 1999, he received a $9,000,000 resignation payment (payment of $3,000,000 of which is deferred), $11,444,786 for retirement benefits (a substantial portion of which represented vested benefits for years of service with UNUM), $689,791 value of forgiveness of split dollar life insurance policy and $69,314 for premiums for medical and dental insurance.

 (8) Employer match to non-qualified retirement plan.

 (9) Mr. Broatch resigned from the Company on March 3, 2000.

(10) Includes payment pursuant to change in control provisions of employment agreement of $3,564,273. Mr. Crispin ceased being an executive officer of the Company in September 1999, and resigned effective December 3, 1999.

(11) Mr. Best served as EVP and Chief Information Officer/Client Services until June 30, 1999. Following the merger, Mr. Best's duties were divided and he became Senior Vice President-Customer Service, reporting to EVP Elaine Rosen. In April 2000, Mr. Best again became Chief Information Officer. Bonus was special merger award in cash, not made under Executive Deferral Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   Individual Grants
                         --------------------------------------
                                                  % of Total
                               Number of        Options Granted                         Grant Date
                         Securities Underlying   to Employees     Exercise   Expiration  Present
Name                     Options Granted (#)(1) in Fiscal Year  Price ($/sh)    Date    Value $(2)
----                     ---------------------- --------------- ------------ ---------- ----------
J. Harold Chandler......        500,000(3)           22.08        $55.1799    06/30/09  8,860,000
                                285,253              12.59        $37.1875    01/04/02  2,062,379
                                 12,530                .55        $36.2813    01/04/02     86,081
                                 65,365               2.89        $36.2813    01/03/06    705,942
James F. Orr............        500,000(4)           22.08        $55.1799    06/30/09  8,860,000
Thomas R. Watjen........         21,765                .96        $57.5771    06/01/99     25,683
                                170,000(3)            7.51        $55.1799    06/30/09  3,012,400
Elaine D. Rosen.........        170,000(3)            7.51        $55.1799    06/30/09  3,012,400
F. Dean Copeland........        110,000(3)            4.86        $55.1799    06/30/09  1,949,200
Robert O. Best..........         10,000(5)             .44        $29.5000    09/30/09     84,100

--------
(1) Options granted are non-qualified stock options, with the exercise price equal to fair market value on the date of the grant. All options granted were for Company common stock. Share totals have been adjusted to reflect the .73 stock split effected in connection with the Merger on June 30, 1999. To encourage increased ownership, the Plan includes what is commonly referred to as a "reload" feature. Under this arrangement, when options are exercised, payment for the option shares by delivery of shares already owned by the optionee entitles the optionee to a new stock option grant equal to the number of shares delivered. The new option grant has terms equal to the remaining term of to the options that were exercised and the option price is the then-current fair market value of the common stock.
(2) The grant date present value of options granted in 1999 was determined using the Black-Scholes option pricing model. The underlying assumptions were as follows:
    Volatility. Volatility for the Company's common stock was calculated using 72 monthly stock prices for all grants except certain reload grants to Messrs. Chandler and Watjen in which 29 months and 20 days respectively were used. The volatility was 23.3% for all grants except reload grants to Messrs. Chandler and Watjen for which the volatility was 25.7% and 28.9% respectively.
    Risk-Free Rate of Return. Rates of return were based on U.S.
    Treasury strip rates of return for an investment whose term is equal to the time of exercise of the option (as defined below). The rate for the grants ranged from 4.6% to 6.1%.
    Dividend Payout Rate. The dividend payout rates were determined by dividing the expected annual dividend rate by the exercise price.
    Time of Exercise. The time of exercise was assumed to be 6 years from the date of grant on all grants except for the certain reload grants to Messrs. Chandler and Watjen in which the time of exercise was assumed to be the time to expiration.
(3) The options granted to Messrs. Chandler, Copeland, and Watjen and Ms.
    Rosen vest as follows: 25% on June 30, 2000, 25% on June 30, 2001, 25% on June 30, 2002 and 25% on June 30, 2003, with the exception of the reload grants of Messrs. Chandler and Watjen, which vested immediately. If a change of control (as defined) occurs, the options vest immediately.
(4) The options granted to Mr. Orr vested upon his retirement on November 1, 1999.
(5) The options granted to Mr. Best vest 33 1/3% on September 30, 2000, 33
    1/3% on September 30, 2001 and 33 1/3% on September 30, 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

  The following table shows information concerning options for the Company's common stock exercised by the named executive officers individuals during 1999 and the value of unexercised options held by the named executive officers individuals at December 31, 1999:

                                                      Number of Securities         Value of Unexercised
                           Shares                    Underlying Unexercised    In-the-Money Options at FY-
                         Acquired on     Value        Options at FY-End (#)              End ($)
Name                     Exercise (#) Realized($) Exercisable/Unexercisable(1) Exercisable/Unexercisable(2)
----                     -----------  ----------- ---------------------------- ----------------------------
J. Harold Chandler......   842,600     17,770,934      1,418,548/500,000             1,816,586/0
James F. Orr............         0              0      1,454,500/0                   4,726,739/0
Thomas R. Watjen........    73,000      2,949,996        511,000/170,000             1,909,629/0
Elaine D. Rosen.........         0              0         91,800/170,000               145,844/0
F. Dean Copeland........         0              0        146,000/110,000                     0/0
Robert E. Broatch.......         0              0         82,910/28,400                 36,375/0
Robert Crispin..........         0              0        212,290/0                   1,123,655/0
Robert O. Best..........         0              0        183,230/10,000              1,009,643/16,875

--------
(1) Share amounts have been adjusted to reflect the 2 for 1 stock split on September 30, 1997, which was in the form of a 100% stock dividend and the .73 reverse stock split on June 30, 1999 in connection with the Merger.
(2) Calculated as the difference between the fair market value of a share the Company's common stock on December 31, 1999 and the exercise price of the options.

                              PENSION PLAN TABLE

  The following tables show the estimated annual aggregate benefits payable at normal retirement date under the tax-qualified, defined benefit Retirement Plan for Salaried Employees and the Supplemental Executive Retirement Plans I and II, for various combinations of compensation and years of service:

    Provident Retirement Plan for Salaried Employees and Supplemental
                      Executive Retirement Plan II
--------------------------------------------------------------------------------------
                     Estimated Annual Benefits for Representative Years of
                                        Service Credit
Avg Base Salary      -----------------------------------------------------------------
in 5 Consecutive                      15            20            25
 Highest Pd Yrs      10 Years        Years         Years         Years        30 Years
----------------     --------       -------       -------       -------       --------
$  150,000           $ 19,908        35,208        50,508        58,308       $ 66,108
   175,000             24,900        42,708        60,504        69,552         78,600
   200,000             29,904        50,208        70,500        80,808         91,104
   225,000             34,908        57,708        80,508        92,052        103,608
   250,000             39,900        65,208        90,504       103,308        116,100
   300,000             49,908        80,208       110,508       125,808        141,108
   350,000             59,904        95,208       130,500       148,308        166,104
   400,000             69,900       110,208       150,504       170,808        191,100
   450,000             79,908       125,208       170,508       193,308        216,108
   500,000             89,904       140,208       190,500       215,808        241,104
   600,000            109,908       170,208       230,508       260,808        291,108
   700,000            129,900       200,208       270,504       305,808        341,100
   800,000            149,904       230,208       310,500       350,808        391,104
   900,000            169,908       260,208       350,508       395,808        441,108
 1,100,000            209,904       320,208       430,500       485,808        541,104

  Benefits for the Provident Retirement Plan for Salaried Employees and the Supplemental Executive Retirement Plan II are based on the average base salary earned during the five consecutive years of highest compensation preceding retirement date plus $5 for each year of service subject to a maximum of 30 years, subject to a partial offset for the Social Security benefits to which the participant is entitled upon retirement. Credit for years of service cease after 30 years. A reduction of 4% per year is applied for retirement before age 62. The Supplemental Executive Retirement Plan II provides a benefit to the participant without the limitations on annual benefits imposed by Section 415 and 401(a)(17) of the Internal Revenue Code of 1986, which for 1999 was $160,000. As of December 31, 1999, Messrs. Chandler and Copeland had approximately 6 and 3 years of credited service, respectively. Mr. Chandler will be covered under the Provident Retirement Plan for Salaried Employees, the Supplemental Executive Retirement Plan II, and the Supplement benefit described in his employment agreement, which is described below.

   Provident Retirement Plan for Salaried Employees and Supplemental
                       Executive Retirement Plan
------------------------------------------------------------------------------------
                     Estimated Annual Benefits for Representative Years
                                      of Service Credit
Avg Base Salary      ---------------------------------------------------------------
in 5 Consecutive       10            15            20            25            30
 Highest Pd Yrs       Years         Years         Years         Years         Years
----------------      -----        -------       -------       -------       -------
$  150,000            34,908        50,208        65,508        65,808        66,108
   175,000            42,408        60,204        78,000        78,300        78,600
   200,000            49,908        70,200        90,504        90,804        91,104
   225,000            57,408        80,208       103,008       103,308       103,608
   250,000            64,908        90,204       115,500       115,800       116,100
   300,000            79,908       110,208       140,508       140,808       141,108
   350,000            94,908       130,200       165,504       165,804       166,104
   400,000           109,908       150,204       190,500       190,800       191,100
   450,000           124,908       170,208       215,508       215,808       216,108
   500,000           139,908       190,200       240,504       240,804       241,104
   600,000           169,908       230,208       290,508       290,808       291,108
   700,000           199,908       270,204       340,500       340,800       341,100
   800,000           229,908       310,200       390,504       390,804       391,104
   900,000           259,908       350,208       440,508       440,808       441,108
 1,100,000           319,908       430,200       540,504       540,804       541,104

  The Company also provides a Supplemental Executive Retirement Plan pursuant to which certain highly compensated key executive employee of the Company may be entitled to retirement benefits in addition to those that may be funded or paid through a tax-qualified plan such as the Provident Retirement Plan for Salaried Employees. Generally, participants in the Supplemental Executive Retirement Plan become entitled to benefits upon retirement at or after age 65, age 55 with 20 years of service or age 62 with the consent of the Compensation Committee. The maximum annual amount of such additional benefits is the greater of (a) 50 percent of the average of the participant's compensation for the five highest consecutive calendar years of active service with the Company (which will be achieved when the participant has 20 years of service), plus $1800, offset by the benefits payable under the Provident Retirement Plan for Salaried Employees and certain Social Security benefits; or (b) the difference between the benefits which are payable under the Provident Retirement Plan for Salaried Employees and the benefits which would be payable under the Provident Retirement Plan for Salaried Employees to the participant without the limitations on annual benefits imposed by Section 415 and 401(a)(17) of the Internal Revenue Code of 1986, which for 1999 was $160,000. Proportionately smaller supplemental retirement benefits are payable under the Supplemental Executive Retirement Plan upon retirement before age
62. As of December 31, 1999, Messrs. Best and Watjen both had approximately 5 years of credited service.

  The following table illustrates the combined estimated annual benefits payable under the UNUM Employees Pension Plan and Trust (the "Pension Plan") and the Supplemental Retirement Plan (the "Supplemental Plan") upon normal retirement of participants with varying Final Average Earnings (as defined below) and years of Credited Service. The amounts shown are annual payments for the life of a participant who retires at age 65.

Specific variations from the table for the named executives are discussed below. As of December 31, 1999, Messrs. Orr, Crispin, Broatch and Ms. Rosen had 13, 8, 6 and 24 years of credited service respectively. If each of the above were to continue his or her employment until age 65, the respective years of service would be 21, 27, 23, and 42 for purposes of computing benefits.

                   UNUM Employees Pension and Supplemental Plans
------------------------------------------------------------------------------------
                      Estimated Annual Benefits by Years of Credited Service
Final Average  ---------------------------------------------------------------------
  Earnings       10      15      20      25      30       35        40        45
-------------  ------- ------- ------- ------- ------- --------- --------- ---------
  500,000       75,300 114,700 155,100 196,700 239,300   272,800   306,200   339,600
  600,000       91,100 138,700 187,600 237,800 289,300   329,700   370,100   410,400
  700,000      106,900 162,700 220,000 278,900 339,300   386,600   434,000   481,300
  800,000      122,700 186,700 252,500 320,000 389,300   443,600   497,800   552,100
  900,000      138,400 210,700 284,900 361,100 439,300   500,500   561,700   622,900
1,000,000      154,200 234,700 317,300 402,200 489,300   557,500   625,600   693,800
1,100,000      170,000 258,700 349,800 443,300 539,300   614,400   689,500   764,600
1,200,000      185,800 282,700 382,200 484,500 589,300   671,400   753,400   835,400
1,300,000      201,600 306,700 414,700 525,600 639,300   728,300   817,300   906,300
1,400,000      217,300 330,700 447,100 566,700 689,300   785,300   881,200   977,100
1,500,000      233,100 354,700 479,600 607,800 739,300   842,200   945,100 1,047,900
1,600,000      248,900 378,700 512,000 648,900 789,300   899,100 1,009,000 1,118,800
1,700,000      264,700 402,700 544,500 690,000 839,300   956,100 1,072,800 1,189,600
1,800,000      280,400 426,700 576,900 731,100 889,300 1,013,000 1,136,700 1,260,400
1,900,000      296,200 450,700 609,300 772,200 939,300 1,070,000 1,200,600 1,331,300
2,000,000      312,000 474,700 641,800 813,300 989,300 1,126,900 1,264,500 1,402,100

  The above table reflects the amendment of the Pension Plan to a Lifecycle formula effective January 1, 1997. Retirement benefits under this plan include a Basic Benefit based upon age at retirement, years of Credited Service, Final Average Earnings and Social Security Compensation and an additional Transition Benefit based on the preceding factors and also upon each participant's age at June 30, 1997. The plan also includes certain limited duration grandfathered formulas in effect prior to 1997. "Final Average Earnings: is defined as the average of salary plus annual cash incentive payments for the five years in which earnings were highest within the last 10 years of employment. "Social Security Covered Compensation" means the average of the annual Social Security taxable wage base in effect during the 35 year period ending when the employee reaches Social Security Retirement Age. Accrued benefits are 100 percent vested after 5 years of service. Because the Transition Benefit varies based upon age at 6/30/97 and Social Security Covered Compensation varies with year of birth, the retirement benefits shown above are averages; benefits for individual executives may be 10 to 15 percent higher or lower than shown.

  The supplemental Plan provides benefits equal to the difference between what the Pension Plan can pay reflecting the limits imposed by Sections 401(a) and 415 of the Code and what the Pension Plan would otherwise have paid had these limits not existed. All participants in the Pension Plan who retire or terminate after January 1, 1983 and are affected by the limits are eligible to participate in the Supplemental Pension Plan, including Messrs, Orr, Crispin, Broatch and Ms. Rosen. Effective January 1, 1997, the Supplemental Pension Plan also pays benefits that would have been paid by the Pension Plan had compensation not been deferred.

  Messrs. Orr and Crispin were entitled to pension benefits under the Supplemental Executive Retirement Plan (the "SERP") which provides benefits for certain executives who have been designated to participate by the Corporation's Board. The SERP benefits equal 2.5 percent of Final Average Earnings for each year of credited service up to a maximum of 20 years, less any benefit payable from the Pension and Supplemental Plans. Messrs. Orr's SERP benefit was replaced under the terms of his new employment agreement. Messr. Crispin terminated employment prior to being eligible for the SERP. Ms. Rosen is eligible to participate in a modified SERP, however, her benefits under the Pension and Supplemental Plans are expected to exceed the minimum benefits under the SERP formula.

Employment Agreements

  In connection with the signing of the Merger agreement, the Company and UNUM entered into a new employment agreement with Mr. Orr and the Company entered into a new employment agreement with Mr. Chandler. The agreements for Messrs. Orr and Chandler were effective upon the completion of the Merger and superseded Mr. Orr's previous executive severance agreement with UNUM and Mr. Chandler's previous employment agreement with the Company. The new agreements were to be in effect until June 30, 2005, and Mr. Chandler's agreement will be automatically renewed for additional one-year terms unless prior notice not to renew is given by either party.

  On November 1, 1999, Mr. Orr retired from the Company. At that time, the Company negotiated a settlement of all obligations under his employment agreement as described in the Report of the Compensation Committee and it was terminated.

  Upon Mr. Orr's retirement, Mr. Chandler became the Chairman and Chief Executive Officer of the Company, as well as President. Under the terms of the employment agreement with Mr. Chandler, he receives an initial annual base salary of $900,000. Mr. Chandler is eligible for an annual bonus with a target level not less than 100% of his annual base salary during the term of his agreement. As provided for in his employment agreement, immediately after the completion of the merger, an initial grant of options to acquire 500,000 shares of UnumProvident common stock at fair market value pursuant to the Stock Plan of 1999 was made to Mr. Chandler, to vest ratably over four years.

  Mr. Chandler is eligible for a retirement benefit equal to 50% (the "replacement percentage") of the average of his base salary and annual bonus for the five years in which such amounts were highest within the last ten years of employment, less any benefit payable pursuant to UnumProvident's defined benefit retirement plans. Such benefits will be paid only if he remains employed until June 30, 2001, or is terminated without cause or for good reason (as such terms are defined in the agreements, a "Qualifying Termination"). After Mr. Chandler reaches age 55, the replacement percentage will increase by 1% per year, up to a maximum of 60%. Upon his death, his surviving spouse will be paid an annual benefit of 75% of the retirement benefit for her life, commencing when such executive would have attained age 55.

  The employment agreement provides for payments upon Mr. Chandler's Qualifying Termination, equal to the greater of:

  (x) three times the sum of the highest annual bonus paid to such executive for any of the three years prior to termination (the "Recent Annual Bonus") plus such executive's annual base salary: and

  (y) base salary plus such executive's Recent Annual Bonus through the remainder of the term, plus the present value of the retirement benefit, assuming such executive had accumulated the greater of three additional years of employment and the number of years and portions thereof from the date of termination until the end of the term.

  Upon a Qualifying Termination, all stock options will vest, all restrictions on restricted stock awards will lapse, other equity-based awards will vest and options will remain exercisable for a period of three years or the earlier expiration of their initial term. Lifetime medical and dental benefits will be provided to Mr. Chandler and his spouse on the same basis as such benefits are provided to the Chief Executive Officer of the Company, but coverage will be secondary and the aggregate amount of premium payments for such coverage may not exceed $1,000.000. Mr. Chandler will receive this coverage on any termination after age 55.

  If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide an additional payment such that the executive retains a net amount equal to the payments he would have retained if such excise tax had not applied.

  Mr. Chandler is subject to a non-competition provision for one year following termination of employment.

  The Company also entered into employment agreements with Messrs. Crispin, Watjen, and Copeland, and Ms. Rosen. The respective agreements for each of these individuals superseded previous agreements with UNUM or the Company regarding the employment and the termination of these executive officers. Mr. Crispin ceased to be an executive officer of the Company in September, and resigned from the Company in December 1999. Mr. Crispin and the Company agreed that the employment agreement entered into in connection with the merger would be terminated, and that Mr. Crispin would be entitled to the benefits provided under his previous employment agreement with UNUM.

  The employment agreements with Mr. Watjen and Ms. Rosen, provide for base salaries of $500,000 and initial grants of options to acquire 170,000 shares of the Company's common stock at fair market value at the time of the Merger. Mr. Copeland's base salary is $350,000 and he received a grant of options for 110,000 shares. The stock options vest ratably over four years. Each of these executives is eligible for a target bonus of 75% of base salary.

  Each executive is entitled to a retirement benefit under the current formula contained in the UNUM Corporation Supplemental Executive Retirement Plan until January 1, 2005, or such later date deemed appropriate by the Compensation Committee of the Company, provided that such benefit will not be less than the benefit each executive had accrued at the completion of the Merger under the Provident Companies, Inc. Supplemental Executive Retirement Plan.

  In the event of termination during employment without cause or for good reason, in the three-year period following the Merger or after any subsequent change in control each executive will receive an amount equal to three times salary and bonus and three years of pension accrual, and continued welfare benefit coverage for three years; all stock options would vest, all restrictions on restricted stock awards would lapse, other equity-based awards would vest and options would remain exercisable for a period of two years or the earlier expiration of their initial term. Upon termination at any other time without cause or for good reason, each of these executive officers would receive two times salary and bonus and two years of health continuation coverage.

  If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide an additional payment such that these individuals retain a net amount equal to the payments each would have retained if such excise tax had not applied.

Change in Control Severance Agreements

  The Company offers Change in Control Severance Agreements to certain other of its senior officers as determined by the Board of Directors, acting on the recommendation of the Compensation Committee. The essential provisions of the agreements provide certain benefits in the event the senior officer's employment is terminated by the Company without cause or by the officer for good reason as defined in the plan, within a two year period following a change in control, or in certain circumstances prior to a change in control if the severance benefits include:

  . Payment of two times base salary and bonus (based on higher of pre-change-in-control salary and bonus or current salary and bonus);

  .  Pro rata bonus, assuming achievements of target;

  . Two years additional service credit towards pension benefit accrual, including both qualified and supplemental plans;

  . Continued medical and dental coverage for two years (secondary to coverage obtained from subsequent employer);

  .  Vesting of all equity based awards;

  . Vesting of accrued pension benefits, including both qualified and supplemental retirement plans; and

  .  Payment of all deferred compensation

  Mr. Best is one of the senior officers who has a change in control severance agreement as described above.

                              COMPANY PERFORMANCE

  The following graph shows a five year comparison of cumulative total returns for the common stock of the Company (NYSE symbol: UNM), based on UNUM (NYSE symbol: UNM) historical and Provident (NYSE symbol: PVT) historical performance, the S&P Composite Index and the Insurance Index (non-weighted average of "total returns" from the S&P Life Index and the S&P Multi-line Index).
                             [GRAPH APPEARS HERE]

   Assumes $100 invested in each at December 1994 with dividends reinvested

  The following table contains the values used to plot the performance graph above:

                         Dec. 1994 Dec. 1995 Dec. 1996 Dec. 1997 Dec. 1998 Dec. 1999
                         --------- --------- --------- --------- --------- ---------
UnumProvident (UNUM)....   $100     $148.95   $199.18   $303.86   $330.08   $183.80
S&P 500.................   $100     $137.58   $169.17   $225.60   $290.08   $351.12
Life Index..............   $100     $145.30   $180.90   $251.07   $270.83   $288.97
PVT.....................   $100     $160.08   $233.04   $375.53   $408.02   $233.78

                              SECURITY OWNERSHIP

  The following table sets forth the information regarding the beneficial ownership of the common stock of the Company, as of March 20, 2000, by each director, nominee, and named executive officer, and by all directors, nominees, and executive officers as a group. The total number of shares beneficially owned by each person include those which are deemed to be beneficially owned under applicable Securities and Exchange Commission regulations. Unless otherwise indicated, the person indicated holds sole voting and disposition power.

                                       Shares Beneficially Owned   Deferred                 % of
                             Shares       Subject to Options     Share Rights Total Shares Company
                          Beneficially        Exercisable         or Phantom  Beneficially Common
Name                         Owned        as of May 20, 1999        Shares       Owned      Stock
----                      ------------ ------------------------- ------------ ------------ -------
J. Harold
 Chandler(1)(2).........      914,108          1,418,548            87,570      2,420,226       *
William L. Armstrong....       31,771             11,899                 0         43,670       *
Ronald E.
 Goldsberry(3)..........        7,800             18,000             6,927         32,727       *
Hugh O. Maclellan,
 Jr.(4).................   24,205,130             14,454                 0     24,219,584   10.07
A.S. (Pat)
 MacMillan(4)...........          658              8,906                 0          9,564       *
George J.
 Mitchell(3)(5).........        1,000             14,000             4,838         19,838       *
Cynthia A.
 Montgomery(3)..........        7,200             22,000             2,947         32,147       *
James L. Moody, Jr.(3)..       16,000             16,000             2,081         34,081       *
C. William Pollard(5)...       16,397                  0             3,325         19,722       *
Lawrence R. Pugh(3).....        8,000             20,000            13,440         41,440       *
Steven S Reinemund(5)...        2,890             10,074             1,624         14,588       *
Lois Dickson Rice(3)....          600             18,000             2,160         20,760       *
John W. Rowe(3)(6)......        8,500             16,000             4,160         28,660       *
Burton E. Sorensen(5)...       40,850                  0             4,890         45,740       *
James F. Orr,
 III(1)(7)..............      296,142          1,454,000                 0      1,750,142       *
Thomas R. Watjen(1)(2)..      123,012            511,000            31,837        655,849       *
Elaine D. Rosen(1)......       56,216             91,800                 0        148,016       *
F. Dean Copeland(1)(2)..       25,508            146,000             9,676        181,184       *
Robert E. Broatch(1)....       27,908             92,282                 0        120,190
Robert Crispin(1).......       92,776            212,290                 0        305,066
Robert O. Best(1)(2)....       40,529            183,230             4,953        228,712       *
All directors and
 executive officers as a
 group..................   25,922,995          4,278,483           180,428     30,381,906   12.40

--------
 *  Denotes less than one percent
(1) Shares owned by Messrs. Chandler, Orr, Watjen, Copeland, Broatch and Crispin and Ms. Rosen and the executive officers as a group include shares owned in the Company's 401(k) plan and the Company's Employee Stock Purchase Plan.
(2) Includes number of shares of phantom Company common stock representing performance shares awarded under the Performance Share Plan of the Amended and Restated Annual Management Incentive Compensation Plan. These performance shares represent deferred compensation based on the value of the market price of the Company common stock at the time the compensation is earned. The performance shares include both shares awarded and shares resulting from the "gross-up' described in the plan ("premium shares"). The performance shares cannot be converted into stock for a period of three years after grant, unless (with respect to the awarded shares only) the participant terminates employment with the Company. As a result of the merger with UNUM, a change in control occurred under the terms of the MICP and premium shares which were previously subject to forfeiture for a period of three years, vested.
(3) Includes number of shares of phantom Company common stock credited to the non-employee directors' accounts under the former UNUM Director Deferred Compensation Plan.
(4) Information concerning the nature of the ownership of the securities listed here may be found in the section of this Proxy Statement entitled "Beneficial Ownership of Company Securities." Information concerning shares for which ownership is disclaimed may also be found in that section.
(5) Includes number of shares of phantom Company common stock representing deferred share rights awarded under the Company's Non-Employee Director Compensation Plan of 1998.
(6) Includes 7,000 shares held by Mr. Rowe's spouse and 500 shares held by Mr. Rowe's child.
(7) Includes 26,000 shares held jointly with or by Mr. Orr's spouse and 4,459 shares held by Mr. Orr's child.

                 BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

  Beneficial Ownership of UnumProvident Common Stock. Detailed information about the security ownership of beneficial owners of more than 5% of UnumProvident common stock is set forth below including beneficial ownership based on sole voting and shared voting power and investment power. Due to the shared voting and investment power relating to a large portion of the UnumProvident common stock, there is significant duplication in the reported beneficial ownership. This results from ownership by certain members of the Maclellan family and trusts and foundations established by them or for their benefit. The following chart is provided to summarize the reported Maclellan family interests.

                                                                  Percent of
                                                                 UNUMProvident
                                                   Direct Owned  Common Stock
Name and Address of Beneficial Owner              (Voting Power)  Outstanding
------------------------------------              -------------- -------------
The Maclellan Foundation, Inc....................   10,342,180       4.30
 Chattanooga, Tennessee

R. J. and Cora L. Maclellan Trusts for The
 Maclellan Foundation............................    4,441,024       1.85
 Chattanooga, Tennessee

Charitable Trusts................................    4,190,923       1.74
 Chattanooga, Tennessee

Trusts U/A R. J. Maclellan and Trusts U/A
 Cora L. Maclellan for Families of H. O.
 Maclellan, Sr. and R. L. Maclellan..............    3,710,155       1.54
 Chattanooga, Tennessee

Trust U/A H. O. Maclellan, Sr. for Children and
 Grandchildren...................................    1,617,605       0.67
 Chattanooga, Tennessee

Kathrina H. Maclellan............................    1,880,056       0.78
 Lookout Mountain, Tennessee

Hugh O. Maclellan, Jr. ..........................    1,078,979       0.45
 Chattanooga, Tennessee

Other (Trusts and Family Ownership)..............    1,676,479       0.70
 Chattanooga, Tennessee

  The following tables present information about the beneficial owner of the Company's common stock. Voting power and investment (dispositive) power is shown separately in the following tables, which list those persons holding five percent (5%) or more of stock voting power and these persons holding five percent (5%) or more of such investment power, respectively. The Company does not know of by other person that is a beneficial owner of more than 5% of the Company's common stock.

                  Beneficial Ownership Based on Voting Power

                                                        Amount      Percent of
                                                     Beneficially  UnumProvident
                                                       Owned(1)    Common Stock
Name and Address of Beneficial Owner                (Voting Power)  Outstanding
------------------------------------                -------------- -------------
Hugh O. Maclellan, Jr..............................   24,205,130       10.06
 Chattanooga, Tennessee

Kathrina A. Maclellan..............................   12,640,542        5.25
 (Mrs. Robert L. Maclellan)
 Lookout Mountain, Tennessee

--------
(1) Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934. If shares beneficially owned by more than one person were shown as beneficially owned by only one person, then the total number of shares owned by Hugh O. Maclellan, Jr. and Kathrina H. Maclellan would have been equal to 28,937,401 shares of UnumProvident common stock (12.03%).

(2) Both Hugh O. Maclellan, Jr. and Kathrina H. Maclellan are trustees of The Maclellan Foundation, Inc. (the "Maclellan Foundation"). Hugh O. Maclellan, Jr. held a revocable proxy to vote the shares of UnumProvident common stock held by the Maclellan Foundation. Accordingly, shares owned by the Maclellan Foundation have been included among those listed for Hugh O. Maclellan, Jr. The Maclellan Foundation is a charitable organization treated as a private foundation for federal income tax purposes.

(3) Both Hugh O. Maclellan, Jr. and Kathrina H. Maclellan are also trustees of the R. J. Maclellan Trust for the Maclellan Foundation and the Cora L. Maclellan Trust for the Maclellan Foundation. Voting power with respect to shares owned by these trusts was held by Hugh O. Maclellan, Jr., Kathrina H. Maclellan and Dudley Porter, Jr. The R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation are charitable organizations treated as private foundations for federal income tax purposes.

(4) Hugh O. Maclellan, Jr. had the power to vote the following shares of UnumProvident common stock:

   Sole Voting Power...............................  3,279,669 shares  --  1.36%
   Shared Voting Power............................. 20,925,461 shares  --  8.70%
                                                    -----------------     -----
     Total......................................... 24,205,130 shares  -- 10.06%
                                                    =================     =====

  Totals listed above, and in the "Beneficial Ownership Based on Investment
  Power" table below, do not include 62,143 shares of UnumProvident common stock voted solely by spouse, Nancy B. Maclellan, of which beneficial ownership is disclaimed. Also totals do not include options to purchase
  14,454 shares of UnumProvident common stock, all of which are exercisable on June 30, 2000.

(5) Kathrina H. Maclellan has the power to vote the following shares of UnumProvident common stock:

   Sole Voting Power...............................  1,880,056 shares  --  0.78%
   Shared Voting Power............................. 10,760,486 shares  --  4.47%
                                                    -----------------     -----
     Total......................................... 12,640,542 shares  --  5.25%
                                                    =================     =====

                Beneficial Ownership Based on Investment Power

                                                      Amount        Percent of
                                                   Beneficially    UnumProvident
                                                     Owned(1)      Common Stock
Name and Address of Beneficial Owner            (Investment Power)  Outstanding
------------------------------------            ------------------ -------------
Hugh O. Maclellan, Jr. ........................     24,205,130         10.06
 Chattanooga, Tennessee

Kathrina H. Maclellan..........................     22,982,772          9.55
 Lookout Mountain Tennessee

Charlotte M. Heffner...........................     15,259,462          6.34
 (Mrs. Richard L. Heffner)
 Atlanta, Georgia

Robert H. Maclellan............................     12,569,332          5.22
 Lookout Mountain, Tennessee


--------
(1) Beneficial ownership of securities is listed according to Rule 13d-3 of the Securities Exchange Act. If shares beneficially owned by more than one person were shown as beneficially owned by only one person, then the total number of shares owned by Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner, Robert H. Maclellan and SunTrust Banks, Inc. (with respect to the Maclellan family only) would have been equal to 31,358,720 shares of UnumProvident common stock (13.03%). Shares of common stock held by SunTrust Bank, Chattanooga which are included in the totals for the Maclellan family include 10,000,032 shares of UNUMProvident common stock.

(2) The 10,342,180 shares of UnumProvident common stock owned by the Maclellan Foundation also have been included among those listed for Hugh
     O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner and Robert
     H. Maclellan, trustees of the Maclellan Foundation, all of whom share investment power with respect to these shares.

(3) Hugh O. Maclellan, Jr. had the power to invest the following shares of UnumProvident common stock:

   Sole Investment Power...........................  1,880,458 shares  --  0.78%
   Shared Investment Power......................... 22,324,672 shares  --  9.28%
                                                    -----------------     -----
     Total......................................... 24,205,130 shares  -- 10.06%
                                                    =================     =====
    These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 10,342,180 shares of UnumProvident common stock owned by the Maclellan Foundation and 4,441,024 shares of
  UnumProvident common stock owned by the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation. Totals listed above do not include 62,143 shares of UnumProvident common stock for which his spouse, Nancy B.
  Maclellan, had sole investment power, and for which beneficial ownership is disclaimed. Also totals do not include options to purchase 14,454 shares of
  UnumProvident common stock, all of which are exercisable on June 30, 2000.

(4) Kathrina H. Maclellan had the power to invest the following shares of UnumProvident common stock:

   Sole Investment Power............................  1,880,056 shares  -- 0.78%
   Shared Investment Power.......................... 21,102,666 shares  -- 8.77%
                                                     -----------------     ----
     Total.......................................... 22,982,722 shares  -- 9.55%
                                                     =================     ====
    These shares listed above as beneficially owned by Mrs. Maclellan based upon investment power include the 10,342,180 shares of UnumProvident common stock owned by the Maclellan Foundation and 4,441,024 shares of
  UnumProvident common stock owned by the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation.

(5) Charlotte M. Heffner had the power to invest the following shares of UnumProvident common stock:

   Sole Investment Power............................    668,234 shares  -- 0.28%
   Shared Investment Power.......................... 14,591,228 shares  -- 6.06%
                                                     -----------------     ----
     Total.......................................... 15,259,462 shares  -- 6.34%
                                                     =================     ====
    These shares listed above as beneficially owned by Mrs. Heffner based upon investment power include the 10,342,180 shares of UnumProvident common stock owned by the Maclellan Foundation for which Mrs. Heffner had shared investment power. Totals listed above do not include 47,933 shares of
  UnumProvident common stock for which her spouse, Richard L. Heffner had sole investment power, and for which beneficial ownership is disclaimed.
  Also totals do not include options to purchase 7,811 shares of
  UnumProvident common stock, all of which are exercisable on June 30, 2000.

(6) Robert H. Maclellan had the power to invest the following shares of UnumProvident common stock:

   Sole Investment Power............................    269,187 shares  -- 0.11%
   Shared Investment Power.......................... 12,300,145 shares  -- 5.11%
                                                     -----------------     ----
     Total.......................................... 12,569,332 shares  -- 5.22%
                                                     =================     ====

    These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 10,342,180 shares of UnumProvident common stock owned by the Maclellan Foundation for which Mr. Maclellan had shared investment power.

Accountants

  Representatives of the Company's accountants, Ernst & Young LLP, are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 2001 Annual Meeting of the Company stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Secretary not later than January 20, 2001, in order to be included in the proxy materials sent by management of the Company.

                               [MAP APPEARS HERE]

[X] Please mark your                                                       606
    votes as in this
    example.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 BELOW. IF OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                                                  FOR    WITHHELD

1. Election of Directors. (See Reverse)           [_]      [_]



--------------------------------------------------------------
(Except Nominee(s) written above)

PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. IF STOCK IS HELD JOINTLY, SIGNATURES SHOULD APPEAR FOR BOTH NAMES. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR CUSTODIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING.

---------------------------------------------------

---------------------------------------------------
SIGNATURE(S)                        DATE

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                              FOLD AND DETACH HERE

Dear Stockholder:

UnumProvident Corporation encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy through the Internet or the telephone. This eliminates the need to return the proxy card.

To submit your proxy through the Internet or telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.   To submit your proxy over the Internet:
     . Log on to the Internet and go the Web site http://www.eproxyvote.com/unm

2.   To submit your proxy over the telephone:

     . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)

Your Internet or telephone proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares through the Internet or telephone, there is no need to mail back your proxy card.

                  Your vote is important. Thank you for voting.

                       ------------------------------------------------------
                        If you submit your proxy by telephone or through the Internet there is no need for you to mail back your proxy.
                                        THANK YOU FOR VOTING!
                       ------------------------------------------------------

                            UNUMPROVIDENT CORPORATION

                                Annual Meeting of
                         Stockholders May 19, 2000 10:00
                           a.m., Eastern Daylight Time
                         2211 Congress Street, Portland,
                                   Maine 04122

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNUMPROVIDENT CORPORATION

The undersigned hereby appoints J. Harold Chandler and F. Dean Copeland, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all the shares of common stock of the undersigned in UnumProvident, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Director's recommendations provided on the reverse side of this card, and at their discretion on any matters that may properly come before the meeting.

The Board of Directors recommends a vote "For" the proposal listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

     Election of Directors, Nominees:
     01) William L. Armstrong, 02) A.S. MacMillan, 03) George J. Mitchell,
     04) Cynthia A. Montgomery

This proxy card, when signed and returned will also constitute voting instructions to the trustee for shares held in the UnumProvident 401 (k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.

--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE